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Exhibit No. 16

                            H.J. & Associates, LLC
                 Certified Public Accountants and Consultants


August 31, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  20549

RE:  EZConnect, Inc. (formerly Diversified Industries, Inc.)(hereinafter the
      "Company")  Commission File Number 0-27249

Dear Sir/Madam:

     We were previously principal accountants for the Company and under the date of September 2, 1999, we reported on the financial statements of the Company as of June 30, 1999, and for the years ended June 30, 1999 and 1998, and from inception of the development stage on November 1, 1996 through June 30, 1999. On August 31, 2000, our services were terminated. We have read the Company's statements included under Item 4 of its current report on Form 8-K dated August 31, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with the Company' statement that they have engaged Grant Thornton LLP as independent certified public accountants and that such engagement was approved by the Company's Board of Directors.


/S/ H.J. & Associates, Inc.
(formerly Jones, Jensen & Company)
Certified Public Accountants
Salt Lake City, Utah




50 South Main, Suite 1450
Salt Lake City, Utah 84144
Telephone (801) 328-4408
Facsimile (801) 328-4461